----------------------------------------------------------------      VIZACOM

 Media and Investor Contact:
 Wendy Bost
 wbost@vizacom.com
 201-928-1001 x12



 IMMEDIATE RELEASE

                 VIZACOM INC. ACQUIRES U.K.-BASED DIGITAL DESIGN
                               COMPANY JUNCTION 15

                 EXPANDS E-COMMERCE SERVICES BUSINESS IN GROWING
                                EUROPEAN MARKETS

 TEANECK, NEW JERSEY - MARCH 10, 2000 - VIZACOM INC. (NASDAQ: VIZY), a multinational provider of turnkey e-commerce services, today announced that it has acquired JUNCTION 15 Limited, a privately-held, London-based, digital design and communications company specializing in Web site development, business-to-business e-commerce systems, and digital business building. The acquisition reflects the Company's roll-up strategy to acquire cutting-edge European and U.S. e-commerce services providers to enhance the range of e-commerce services solutions it provides to Internet businesses.

 "We are enormously pleased to welcome Junction 15 as the latest edition to our growing network of wholly-owned e-commerce services companies," said Mark E. Leininger, President and CEO of Vizacom Inc. "Junction 15's progressive Internet development solutions provide significant competitive advantages that we believe enhance Vizacom's long-standing presence in the U.K. and extend the range of quality services we provide on an international scale."

 "The European market for B2B and B2C e-commerce services is growing rapidly," said Ian McCalla, Managing Director of Junction 15, "and we at Junction 15 believe that Vizacom's value-added e-commerce services strategy will propel it to a leadership position serving Internet businesses in Europe as well as abroad. We are very excited to join this unique business, and

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 look forward to the opportunities our relationship with Vizacom may provide to
 Junction 15's  growth initiatives."

 Junction 15 Ltd. was acquired in a common stock and cash transaction. Ian McCalla will continue to act as Managing Director of Junction 15 Ltd. to pursue both organic and acquisition growth initiatives. Assisting in the transaction was London-based corporate finance advisors Alberdale & Co., Ltd. (general@alberdale.com ).

 ABOUT JUNCTION 15 LIMITED
 Founded in June 1996, Junction 15 Limited (www.j15.com) specializes in the delivery of objective-led Web projects for corporate and non-profit organizations. The company's design and technology staff strives to create successful Web businesses for its clients by integrating strategic marketing, graphic design and Internet technology expertise into a coherent solution. Its clients span a wide range of industries, and include the Harbour Club, Youngs Brewery and other well-known European businesses. Recent projects include developing an interactive e-commerce book, video and CD-ROM store for e-tailer Books@Once, and creating an interactive database that works in conjunction with Dun & Bradstreet's online network for Kemps Gold, an online business directory and advertising service provider. Junction 15 is headquartered in London, with active sales offices in Oxford and Chester, England.

 ABOUT VIZACOM INC.
 Vizacom Inc. (NASDAQ: VIZY), www.vizacom.com, is a multinational provider of turnkey business-to-business and business-to-consumer e-commerce services. Leveraging its international network of wholly owned subsidiaries and relationships with leading e-commerce services providers, Vizacom Inc. provides turnkey and standalone solutions that meet the development, marketing, customer service, and fulfillment requirements of today's leading-edge Internet businesses. Key features include multilingual Web-enabled customer service call centers, award- winning Internet development and digital design services, e-business building, marketing, and order fulfillment. Vizacom recently acquired Renaissance Multimedia, a digital design company headquartered in New York City's Silicon Alley, and has agreed to acquire New York-based interactive integrator PWR Systems. Additionally, Vizacom Inc. operates Internet commerce network VisualCities.com, and publishes the award-winning Harvard Graphics and Serif software products. Founded in 1992, Vizacom Inc. is headquartered in New Jersey, U.S., and operates through its subsidiaries in the U.S. and Europe.

 SAFE HARBOR STATEMENT
 Except for historical information, the matters set forth herein which are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the market acceptance and amount of sales of the Company's products and services, the extent that the Company's direct marketing operations achieve satisfactory response rates, the ability of the Company to obtain sufficient supplies of marketable products and services, the competitive environment within the Company's industries, the Company's ability to raise additional capital, the Company's ability to develop, acquire or license marketable products, services and successful businesses, the success of the Company's expansion into Internet service offerings and other Internet programs such as Web site design, Web-enabled customer service, systems integration and other e-commerce services, the extent that the Company is able to generate e-commerce revenues from, build membership in, and

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 implement technological enhancements to, its VisualCities.com Internet commerce network, and the Company's ability to integrate the operations of its businesses. Investors are directed to consider other risks and uncertainties as discussed in documents filed by the Company with the SEC.



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